EXHIBIT 3(ii)
By Laws of AsherXino Corporation

BYLAWS

OF

ASHERXINO CORPORATION,

a Delaware corporation

BYLAWS
OF
ASHERXINO CORPORATION

TABLE OF CONTENTS

ARTICLE I - MEETINGS OF STOCKHOLDERS	1
1.1 Place of Meetings.	1
1.2 Annual Meetings.	1
1.3 Special Meetings.	1
1.4 Notice of Meetings.	1
1.5 Quorum.	1
1.6 Voting.	2
ARTICLE II - DIRECTORS	2
2.1 Number, Election, and Term of Office.	2
2.2 Vacancies.	2
2.3 Meetings of Directors.	2
2.4 Action Without a Meeting.	3
2.5 Power of Directors.	3
2.6 Committees of Directors.	3
2.7 Compensation of Directors.	4
2.8 Removal of Directors.	4
ARTICLE III - OFFICERS	5
3.1 Enumeration.	5
3.2 Chairman of the Board.	5
3.3 Chief Executive Officer.	5
3.4 President and Chief Operating Officer.	5
3.5 Vice President.	6
3.6 Secretary.	6
3.7 Chief Financial Officer.	6
3.8 Other Officers.	6
3.9 Additional Powers and Duties.	6
ARTICLE IV - INDEMNIFICATION	7
4.1 Indemnification of Directors and Officers.	7
4.2 Indemnification of Authorized Representatives.	7
4.3 Timing of Indemnification; Advancement of Expenses.	7
4.4 Nonexclusivity.	8
4.5 Standard for Indemnification.	8
4.6 Insurance.	8
4.7 Constituent Corporations.	9
4.8 Eligibility.	9
ARTICLE V - SHARES OF CAPITAL STOCK	9
5.1 Issuance of Stock.	9
5.2 Stock Certificates.	9
5.3 Transfer of Stock.	9
5.4 Lost, Stolen, Destroyed, or Mutilated Certificates.	10
5.5 Regulations.	10
5.6 Record Date for Stock.	10
ARTICLE VI - GENERAL PROVISIONS	10
6.1 Corporate Seal.	10
6.2 Fiscal Year.	10
6.3 Authorization.	10
6.4 Financial Reports.	11
6.5 Effect of Bylaws.	11
ARTICLE VII - AMENDMENTS	11

BYLAWS
OF
ASHERXINO CORPORATION

ARTICLE I  - MEETINGS OF STOCKHOLDERS

1.1 Place of Meetings.

Meetings of the stockholders shall be held at such place within or without the State of Delaware as designated by the Board of Directors or the person or persons calling the meeting.

1.2 Annual Meetings.

The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held after the close of the Corporation’s fiscal year on such date and at such time as shall be designated by the Board of Directors.

1.3 Special Meetings.

Special meetings may be called at any time by the President or by a majority of the Board of Directors.

1.4 Notice of Meetings.

A written notice stating the place, date, and hour of each meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by, or at the direction of, the Secretary or the person or persons authorized to call the meeting to each stockholder of record entitled to vote at such meeting, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, unless a greater period of time is required by law in a particular case.

1.5 Quorum.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

1.6 Voting.

Unless otherwise provided in the certificate of incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

ARTICLE II - DIRECTORS

2.1 Number, Election, and Term of Office.

The Board of Directors shall consist of not less than one nor more than nine members as fixed from time to time by the Board of Directors.  The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2.2 of this Article, and each director elected shall hold office until his successor is elected and qualified.  Directors need not be stockholders.

2.2 Vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.  The occurrence of a vacancy which is not filled by action of the Board of Directors shall constitute a determination by the Board of Directors that the number of directors is reduced so as to eliminate such vacancy, unless the Board of Directors shall specify otherwise.  When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

2.3 Meetings of Directors.

Meetings of the Board of Directors shall be held at such times and at such places within or without the State of Delaware as the Board of Directors shall determine from time to time; and no notice shall be required to be given of any such regular meeting.  The Chairman or any director may call a special meeting of the Board of Directors by giving one (l) day’s notice to each director by letter, telegram, electronic mail, telephone or other oral message.  Attendance at any meeting without protest shall constitute a waiver of notice of such meeting.

Except as otherwise provided by these Bylaws, a majority of then-serving directors shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.  Attendance by a director at any meeting shall constitute consent to all actions taken at such meeting unless such director enters his dissent in the minutes of the meeting, or files such dissent with the secretary of the meeting prior to the adjournment of the meeting, or with the Secretary of the Corporation immediately following adjournment of the meeting.

2.4 Action Without a Meeting.

Any action required or permitted to be taken by the Board of Directors or any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors, or such committee, shall individually or collectively consent in writing to such action.  Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors or committee of the Board of Directors, as appropriate.  Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

2.5 Power of Directors.

The Board of Directors shall have all the powers normally conferred on a board of directors of a Delaware corporation, including, without limitation, (a) to charge, mortgage, hypothecate or pledge all or any of the assets of the Corporation, real or personal, movable or immovable, including book debts, rights, powers, franchises and undertakings, to secure the debt obligations or any money borrowed or other debt or liability of the Corporation and (b) to delegate to such one or more of the directors and officers of the Corporation, as allowed by law, the powers conferred on a board of directors to such extent and in such manner as the Board of Directors shall determine at the time of such delegation.

2.6 Committees of Directors.

(a)           The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b)           In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

(c)           Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the General Corporation Law of Delaware fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation) adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or the certificate of incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

(d)           Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

2.7 Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

2.8 Removal of Directors.

Unless otherwise restricted by the certificate of incorporation or by-law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

ARTICLE III - OFFICERS

3.1 Enumeration.

The Board of Directors from time to time shall elect officers, to serve at the pleasure of the Board.  Each officer shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.  The compensation of all officers shall be fixed by, or pursuant to authority delegated by, the Board of Directors from time to time.

The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a Chief Executive Officer, a President, such number of Vice Presidents (if any) and Assistant Vice-Presidents (if any) as the Board shall from time to time elect, a Secretary, such number of Assistant Secretaries (if any) as the Board shall from time to time elect, a Chief Financial Officer and such other officers (if any) as the Board shall from time to time elect.  The Chairman of the Board shall be a member of the Board of Directors.  The same person may hold any two or more offices.

3.2 Chairman of the Board.

The Chairman of the Board shall preside at meetings of the Board of Directors.  The Chairman of the Board shall have such powers and perform such duties as shall from time to time be specified by the Board of Directors.

3.3 Chief Executive Officer.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the Corporation.  The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors.  The Chief Executive Officer shall have the general powers and duties of management usually vested in the Chief Executive Officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

3.4 President and Chief Operating Officer.

The President shall be the Chief Operating Officer and shall have such powers and perform such duties as shall from time to time be specified by the Board of Directors or delegated to the President by the Board of Directors.  The President shall, together with the Secretary, sign all certificates for shares of the capital stock of the Corporation and may execute on behalf of the Corporation any contract that has been approved by the Board of Directors.

3.5 Vice President.

The Vice President or, if there shall be more than one, the Vice Presidents, in the order of their seniority unless otherwise specified by the Board of Directors, shall have all of the powers and perform all of the duties of the President during the absence or inability to act of the President.  Each Vice President shall also have such other powers and perform such other duties as shall from time to time be prescribed by the Board of Directors or the President.

3.6 Secretary.

The Secretary shall record the proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose, and shall give notice as required by statute or these Bylaws of all such meetings.  The Secretary shall have custody of the seal of the Corporation and of all books, records, and papers of the Corporation, except such as shall be in the charge of the Chief Financial Officer or of some other person authorized to have custody and possession thereof by resolution of the Board of Directors.  The Secretary may, together with the President, execute on behalf of the Corporation all certificates for shares of the capital stock of the Corporation.  The Secretary shall also have such other powers and perform such other duties as are incident to the office of the secretary of a corporation or as shall from time to time be prescribed by, or pursuant to authority delegated by, the Board of Directors.

3.7 Chief Financial Officer.

The Chief Financial Officer shall keep full and accurate accounts of the receipts and disbursements of the Corporation in books belonging to the Corporation, shall deposit all moneys and other valuable effects of the Corporation in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, may execute, or witness the execution of, on behalf of the Corporation any contract that has been approved by the Board of Directors, and shall also have such other powers and perform such other duties as are incident to the office of a treasurer of a corporation or as shall from time to time be prescribed by, or pursuant to authority delegated by, the Board of Directors.

3.8 Other Officers.

The powers and duties of each other officer who may from time to time be chosen by the Board of Directors shall be as specified by, or pursuant to authority delegated by, the Board of Directors at the time of the appointment of such other officer or from time to time thereafter.  In addition, each officer designated as an assistant officer shall assist in the performance of the duties of the officer to which he or she is assistant, and shall have the powers and perform the duties of such officer during the absence or inability to act of such officer.

3.9 Additional Powers and Duties.

The Board of Directors may from time to time by resolution increase or add to the powers and duties of any of the officers of the Corporation.  Except in cases in which the signing and execution shall have been expressly delegated by the Board of Directors to some other officer, employee or agent of the Corporation, the Chief Executive Officer or the President or a Vice-President may sign and execute in the name of the Corporation all authorized deeds, mortgages, bonds, contracts or other instruments.

ARTICLE IV - INDEMNIFICATION

4.1 Indemnification of Directors and Officers.

The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer (including each former director or officer) of the Corporation who was, is or becomes a party to, or a witness in, or is threatened to be made a party to, or otherwise becomes involved in as a witness or otherwise in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an authorized representative of the Corporation (as defined in Section 4.8 herein), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes, interest and penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

4.2 Indemnification of Authorized Representatives.

The Corporation may, as determined by the Board of Directors from time to time, indemnify to the fullest extent now or hereafter permitted by law, any person who was or is a party to or a witness in or is threatened to be made a party to or a witness in, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an authorized representative of the Corporation (as defined in Section 4.8 herein), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes, interest and penalties), and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.  Subject to Section 4.2 hereof, the Corporation may, as determined by the Board of Directors from time to time, pay expenses, including attorneys fees, incurred by any such person by reason of his or her participation in an action, suit or proceeding referred to in this Section 4.4 in advance of the final disposition of such action, suit or proceeding.

4.3 Timing of Indemnification; Advancement of Expenses.

    The Corporation shall pay expenses (including attorneys’ fees and disbursements) incurred by a director or officer of the Corporation referred to in Section 4.1 hereof in defending, prosecuting where the action was brought with the consent of the Board of Directors, or appearing as a witness in any civil or criminal action, suit or proceeding described in Section 4.1 hereof in advance of the final disposition of such action, suit or proceeding.  The expenses incurred by a director, officer or other authorized representative in his or her capacity as a director or officer of the Corporation shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by or on behalf of such director, officer or other authorized representative to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation because he or she has not met the standard of conduct set forth in Section 4.5 hereof.

4.4 Nonexclusivity.

Each director and officer of the Corporation shall be deemed to act in such capacity in reliance upon such rights of indemnification and advancement of expenses as are provided in this Article.  The rights of indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors, decision of independent counsel, statute or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be an authorized representative of the Corporation and shall inure to the benefit of the heirs, executors, assigns and administrators of such person.

4.5 Standard for Indemnification.

Any indemnification under this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the officer or director did not act in good faith and in a manner which such officer or director reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

4.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such director or officer in any capacity, or arising out of such director’s or officer’s status as such, whether or not the Corporation would have the power to indemnify such director or officer against such liability under the provisions of this Article.  The Corporation shall not be required to maintain such insurance if it is not available on terms satisfactory to the Board of Directors or if, in the business judgment of the Board of Directors, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.  The Corporation may purchase and maintain insurance on behalf of any person referred to in Section 4.3 hereof against any liability asserted against or incurred by such person in any capacity, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

4.7 Constituent Corporations.

For purposes of this Article, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its authorized representatives so that any person who is or was an authorized representative of such constituent corporation shall stand in the same position under this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

4.8 Eligibility.

For the purposes of this Article, the term “authorized representative” shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation, or a person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Corporation.

ARTICLE V - SHARES OF CAPITAL STOCK

5.1 Issuance of Stock.

Shares of capital stock of any class now or hereafter authorized, securities convertible into or exchangeable for such stock, or options or other rights to purchase such stock or securities may be issued or granted in accordance with authority granted by resolution of the Board of Directors.

5.2 Stock Certificates.

Certificates for shares of the capital stock of the Corporation shall be in the form adopted by the Board of Directors, may be signed by the Chairman of the Board of Directors, or the President or Vice President and the Chief Financial Officer or the Secretary or the Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation.  All such certificates shall be numbered consecutively, and the name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

5.3 Transfer of Stock.

Shares of capital stock of the Corporation shall be transferred only on the books of the Corporation, by the holder of record in person or by the holder’s duly authorized representative, upon surrender to the Corporation of the certificate for such shares duly endorsed for transfer, together with such other documents (if any) as may be required to effect such transfer.

5.4 Lost, Stolen, Destroyed, or Mutilated Certificates.

New stock certificates may be issued to replace certificates alleged to have been lost, stolen, destroyed, or mutilated, upon such terms and conditions, including proof of loss or destruction, and the giving of a satisfactory bond of indemnity, as the Board of Directors from time to time may determine.

5.5 Regulations.

The Board of Directors shall have power and authority to make all such rules and regulations not inconsistent with these Bylaws as it may deem expedient concerning the issue, transfer, and registration of shares of capital stock of the Corporation.

5.6 Record Date for Stock.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the board of directors may fix a new record date for the adjourned meeting.

ARTICLE VI - GENERAL PROVISIONS

6.1 Corporate Seal.

The Corporation may adopt a seal in such form as the Board of Directors shall from time to time determine.

6.2 Fiscal Year.

The fiscal year of the Corporation shall be the calendar year.

6.3 Authorization.

All checks, notes, vouchers, warrants, drafts, acceptances, and other orders for the payment of moneys of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

6.4 Financial Reports.

Financial statements or reports shall not be required to be sent to the stockholders of the Corporation, but may be so sent in the discretion of the Board of Directors, in which event the scope of such statements or reports shall be within the discretion of the Board of Directors, and such statements or reports shall not be required to have been examined by or to be accompanied by an opinion of an accountant or firm of accountants.

6.5 Effect of Bylaws.

No provision in these Bylaws shall vest any property right in any stockholder.

ARTICLE VII - AMENDMENTS

The authority to adopt, amend or repeal Bylaws of the Corporation is expressly conferred upon the Board of Directors, which may take such action by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting duly convened after notice of that purpose, subject always to the power of the stockholders to adopt, amend or repeal Bylaws.